RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED JULY 2, 2011

Pennsauken, NJ – August 9, 2011 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced financial results for the thirteen and twenty-six week periods ended July 2, 2011.

The Company announced revenues of $36.5 million for the thirteen week period ended July 2, 2011, decreased from $42.8 million for the thirteen week period ended July 3, 2010 (comparable prior year period).  The Company had operating income of $2.0 million for the thirteen week period ended July 2, 2011 as compared to $2.8 million for the comparable prior year period.  Net income for the thirteen week period ended July 2, 2011 was $1.2 million, or $0.09 per diluted share, as compared to net income of $1.7 million, or $0.13 per diluted share, for the comparable prior year period.

The Company announced revenues of $75.2 million for the twenty-six week period ended July 2, 2011, decreased from $88.1 million for the twenty-six week period ended July 3, 2010 (comparable prior year period).  The Company had operating income of $4.1 million for the twenty-six week period ended July 2, 2011 as compared to $4.9 million for the comparable prior year period.  Income from continuing operations was $2.4 million, or $0.18 per diluted share, for the twenty-six week period ended July 2, 2011, as compared to income from continuing operations of $4.1 million, or $0.31 per diluted share, for the comparable prior year period.  Net income for the twenty-six week period ended July 2, 2011 was $2.4 million, or $0.18 per diluted share, as compared to net income of $3.5 million, or $0.27 per diluted share, for the comparable prior year period.   During the twenty-six week period ended July 3, 2010, the Company recognized a tax benefit of $1.1 million due to a 2010 tax deduction for goodwill and intangible assets associated with a closed subsidiary whose results are classified as discontinued operations.  The Company recognized an impairment of the goodwill and intangible assets associated with this subsidiary in its 2008 consolidated financial statements.

Leon Kopyt, Chairman and CEO of RCM, commented: “Both our Engineering and Specialty Healthcare segments are performing in line with the Company’s expectations.  We are of course disappointed with the revenues generated by our Information Technology segment.  However, we are committed to improving our sales productivity and are intensifying our efforts and organizational discipline in upgrading sales personnel as well as pipeline volume and velocity.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities.  RCM’s offices are located in major metropolitan centers throughout North America and Europe.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “should” or similar expressions.  These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	July 2, 2011	July 3, 2010
Revenues	$36,514	$42,811
Cost of services	26,054	30,354
Gross profit	10,460	12,457
Selling, general and administrative	8,158	9,351
Depreciation and amortization	279	336
Operating income	2,023	2,770
Other income, net	24	6
Income from continuing operations before income taxes	2,047	2,776
Income tax expense from continuing operations	805	1,126
Income from continuing operations	1,242	1,650
Income from discontinued operations, net of taxes	-	68
Net income	$1,242	$1,718

Diluted net earnings per share data:
Net income and income from continuing operations	$0.09	$0.13

	Twenty-Six Week Periods Ended
	July 2, 2011	July 3, 2010
Revenues	$75,220	$88,140
Cost of services	53,709	63,338
Gross profit	21,511	24,802
Selling, general and administrative	16,842	19,264
Depreciation and amortization	588	680
Operating income	4,081	4,858
Other income (expense), net	3	(39)
Income from continuing operations before income taxes	4,084	4,819
Income tax expense from continuing operations	1,667	742
Income from continuing operations	2,417	4,077
Loss from discontinued operations, net of taxes	-	(586)
Net income	$2,417	$3,491

Diluted net earnings per share data:
Income from continuing operations	$0.18	$0.31
Loss from discontinued operations, net of taxes	-	($0.04)
Net income	$0.18	$0.27

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	July 2, 2011	January 1, 2011
Cash and cash equivalents	$23,488	$24,704
Accounts receivable, net	$43,162	$41,213
Total current assets	$69,904	$68,587
Goodwill and intangible assets	$7,583	$7,644
Total assets	$83,642	$83,012
Total current liabilities	$12,029	$13,159
Total liabilities	$12,218	$13,404
Stockholders’ equity	$71,424	$69,608
Stockholder’s equity, per diluted share	$5.38	$5.27
Stockholder’s equity less goodwill and intangible assets	$63,841	$61,964
Stockholder’s equity less goodwill and intangible assets, per diluted share	$4.81	$4.69

RCM Technologies, Inc.
Condensed Cash (Used in) Provided by Operating Activities
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	July 2, 2011	July 3, 2010
Net income	$1,242	$1,719
Adjustments to reconcile net income to cash (used in) provided by operating activities	642	489
Changes in operating assets and liabilities
Accounts receivable	(1,337)	5,091
Prepaid expenses and other current assets	(157)	320
Accounts payable and accrued expenses	(862)	(595)
Accrued payroll and related costs	(1,348)	(424)
Income taxes payable	(394)	331
Total adjustments	(3,456)	5,212

Cash (used in) provided by operating activities	($2,214)	$6,931

	Twenty-Six Week Periods Ended
	July 2, 2011	July 3, 2010
Net income	$2,417	$3,491
Adjustments to reconcile net income to cash (used in) provided by operating activities	870	1,334
Changes in operating assets and liabilities
Accounts receivable	(1,812)	1,139
Prepaid expenses and other current assets	(434)	(743)
Accounts payable and accrued expenses	(948)	735
Accrued payroll and related costs	(375)	1,682
Income taxes payable	(24)	521
Total adjustments	(2,723)	4,668

Cash (used in) provided by operating activities	($306)	$8,159